Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:
Susan K. Conner
(214) 234-4140

Media Contact:	Media Contact
For Pegasus Solutions	For Prides Capital Partners
Chip Rosales	Hank Lawlor
(214) 234-4613	617-778-9222
Prides Capital Partners, LLC Completes Acquisition
of Pegasus Solutions, Inc.
DALLAS, May 4, 2006 — Pegasus Solutions, Inc. (Nasdaq: PEGS) announced today the completion of the acquisition of Pegasus by an investor group led by Prides Capital Partners, LLC, including entities affiliated with Prides, Tudor Investment Corporation and Belfer Management. Dallas-based Pegasus is a global leader in providing technology and services to hotels and travel distributors.
On December 19, 2005, affiliates of Prides Capital Partners, LLC entered into a merger agreement with Pegasus to acquire the company in a transaction valued at approximately $275 million. Under the terms of the merger agreement, Pegasus stockholders not affiliated with the investment group will receive $9.50 in cash, without interest, for each share of Pegasus common stock.
“We’re excited to complete this acquisition and move forward with the Pegasus team,” said Kevin Richardson, a managing partner at Prides Capital. “Pegasus has a strong core franchise, leading edge technology and a management team that is focused on meeting customers’ evolving needs, which we believe will be key factors as the company continues to expand its market position.”
Commenting on the closing, John F. Davis III, president, chief executive officer and chairman of Pegasus Solutions, said: “I am pleased with the successful outcome of this transaction and welcome our expanded relationship with Prides Capital. Pegasus will continue to focus on developing products and delivering technology and business process solutions that help hotels and travel distributors come together to maximize revenue and profitability.”
Pegasus common stock will cease trading on the Nasdaq at market close today, May 4, 2006, and will be delisted. As soon as is practicable, a paying agent appointed by Pegasus will send information to all

Pegasus stockholders of record, explaining how they can surrender Pegasus common stock in exchange for $9.50 per share in cash, without interest. Stockholders of record should await this information before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.
About Pegasus Solutions, Inc.
Dallas-based Pegasus Solutions, Inc. (Nasdaq: PEGS) is a global leader in providing technology and services to hotels and travel distributors. Founded in 1989, Pegasus’ customers include a majority of the world’s travel agencies and more than 60,000 hotel properties around the globe. Pegasus’ services include central reservation systems, electronic distribution services, commission processing and payment services, and marketing representation services, including the consumer Web site, www.hotelbook.com™. The company’s representation services, including Utell by Pegasus™ and Unirez by Pegasus™, are used by more than 7,000 member hotels in 140 countries, making Pegasus the hotel industry’s largest third-party marketing and reservations provider. Pegasus has 17 offices in 12 countries, including regional hubs in London, Singapore and Scottsdale, Arizona. For more information, please visit www.pegs.com.
About Prides Capital Partners, LLC
Prides Capital, based in Boston and San Francisco, specializes in strategic block, active investing in small- and micro-cap public and private companies. In partnership with its management teams, Prides seeks to create value through strategic, operational and financial assistance. For more information, please visit www.pridescapital.com.
About Tudor
Founded in 1980, The Tudor Group is a leading alternative asset management firm consisting of Tudor Investment Corporation and its affiliates. Managing over $14 billion, the firm’s investment capabilities are broad and diverse. The Tudor Group is active in global macro trading, equity investing in the U.S., Europe and Asia, emerging markets, commodities, event driven strategies and technical trading systems.
About Belfer
Belfer Management is a diversified investment firm which historically has emphasized the energy, real estate and financial services industries
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